EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 033-59853 and No. 333-121104 of Northrop Grumman Corporation on Forms S-8 of our report dated June 13, 2016, relating to the financial statements and supplemental schedule of the Northrop Grumman Savings Plan which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Financial Accounting Standards Board Accounting Standards Update (“ASU”) No. 2015-07, Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or its Equivalent), Fair Value Measurement (Topic 820) and ASU 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965): (Part I) Fully Benefit-Responsive Investment Contracts, (Part II) Plan Investment Disclosures appearing in this Annual Report on Form 11-K of Northrop Grumman Savings Plan for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
June 13, 2016